Exhibit 23.2

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Monroe Capital Corporation and Subsidiaries

Our audits of the consolidated financial statements and internal control over financial reporting referred to in our report dated March 3, 2020 (incorporated by reference in the registration statement on Form N-2 (File No. 333-216665)) also included an audit of the senior securities table of Monroe Capital Corporation and Subsidiaries (the Company) as of December 31, 2019. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements.

In our opinion, the senior securities table, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ RSM US LLP

Chicago, Illinois

March 3, 2020